EXHIBIT 99.1
[Encore Wire Corporation Logo Omitted]

Encore Wire	PRESS RELEASE
Corporation			February 21, 2006
1410 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO
For Immediate Release
ENCORE WIRE FOUNDER NAMED CHAIRMAN EMERITUS; PLANS STOCK SALE
MCKINNEY, TX — Encore Wire Corporation (NASDAQ/NMS: WIRE) announced today that its co-founder and Chairman of the Board, Vincent A. Rego, has been named Chairman Emeritus. Mr. Rego, age 81, is recovering from a stroke he suffered in May 2005. Mr. Rego will remain as a director of the Company until its annual meeting of stockholders in May 2006, but will not stand for re-election at the meeting.
Daniel L. Jones, President and CEO of Encore Wire, stated “We wish to recognize Mr. Rego’s extraordinary contributions to our Company which he co-founded in 1989 and to the predecessor wire and cable companies he founded and managed since the 1960s. His contributions to our company over the years and his strategic vision and innovation have been invaluable in building Encore Wire into one of the nation’s premier manufacturers of electrical wire and cable products. We are pleased that he will hold the position of Chairman Emeritus of Encore Wire”.
The Company also announced that Mr. Rego plans to sell up to 800,000 shares of the Company’s common stock pursuant to Securities and Exchange Commission Rule 144. If the planned sale is completed, Mr. Rego will continue to beneficially own an aggregate of 1,441,104 shares of common stock of the Company, constituting approximately 6.2% of the outstanding shares at December 31, 2005, according to the Company’s records.
The shares to be sold are held by Dorvin Partners L.P., a family limited partnership composed of various trusts for members of Mr. Rego’s family. Mr. Rego serves as trustee of the general partner trust and has sole power to vote and direct the disposition of all of the shares of common stock held by Dorvin Partners. Mr. Rego advised the Company that the planned sale of common stock is being made pursuant to his personal estate plan and in order to diversify his investment holdings.
Rule 144 permits affiliates of an issuer, such as Mr. Rego, to sell limited amounts of an issuer’s securities in broker’s transactions during consecutive 90 days periods. As required by Rule 144, all transactions by Mr. Rego will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.
Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.
The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.